UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2007 (August 21, 2007)

WELLPOINT, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Indiana	001-16751	35-2145715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Monument Circle

Indianapolis, IN 46204

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (317) 488-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2007, upon the authority granted to it by the Compensation Committee of the Board of Directors of WellPoint, Inc. (the “Company”), the Company entered into an oral agreement (the “Agreement”) with Alice F. Rosenblatt, Executive Vice President, Integration and Information Management Officer and Chief Actuary of the Company, whereby she can earn up to Five Hundred Thousand Dollars ($500,000) based on the Company’s achievement in 2008 of specified administrative expense management to be established by the Compensation Committee (the “Cash Award”). The Cash Award would be payable in the first quarter of 2009 pursuant to the Anthem Annual Incentive Plan. Ms. Rosenblatt will not be eligible to receive the Cash Award if prior to June 30, 2008, she voluntarily terminates her employment, dies or is disabled or the Company terminates her employment for cause. In addition, the Cash Award will be reduced on an annualized pro-rata basis if Ms. Rosenblatt’s employment terminates after June 30, 2008 but prior to January 1, 2009.

The above description of the Agreement is qualified by reference to the description of that Agreement, which is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

On September 4, 2007, Ms. Rosenblatt will receive a restricted stock unit award for 6,500 shares of the Company’s common stock (the “Restricted Stock Unit Grant”). The Restricted Stock Unit Grant will vest on January 1, 2009 in the following amount provided that the Company’s adjusted diluted Earnings Per Share for 2007 equals or exceeds a specified threshold amount: (i) 3,500 shares if Ms. Rosenblatt is employed by the Company as of June 30, 2008, plus (ii) 500 shares for each full month beginning in July 2008 that Ms. Rosenblatt is employed by the Company, up to a total of 3,000 shares if she is employed on December 31, 2008. The Restricted Stock Units would be forfeited upon a voluntary or for cause termination prior to June 30, 2008 and will vest immediately upon death or disability.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLPOINT, INC.

By:	/s/ Sandra H. Miller
Name:	Sandra H. Miller
Title:	Acting General Counsel

Date: August 27, 2007

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Description of Agreement between the Company and Alice F. Rosenblatt, dated as of August 21, 2007

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